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                                                                    Exhibit 4.20

                                                                           FINAL

                                   ----------

                                  RULES OF THE
                                 PROTHERICS PLC
                            2005 DEFERRED BONUS PLAN

                                   ----------

APPROVED BY SHAREHOLDERS OF THE COMPANY AT AN EXTRAORDINARY GENERAL MEETING HELD ON 27 JANUARY 2005

APPROVED BY THE BOARD AT A MEETING HELD ON 17 FEBRUARY 2005

                                (DELOITTE LOGO)

                                4 BRINDLEY PLACE
                                BIRMINGHAM B1 2HZ

                               Tel: 0121 632 6000


                                                                               1

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                                    CONTENTS

1.    DEFINITIONS AND INTERPRETATION......................................     3
2.    OPERATION OF THE PLAN...............................................     9
3.    MAKING OF DEFERRED AWARDS...........................................    10
4.    CONDITIONS..........................................................    11
5.    OPTION AWARDS.......................................................    11
6.    LIMIT ON SHARE ISSUE................................................    12
7.    TERMINATION OF EMPLOYMENT...........................................    13
8.    TERMINATION OF EMPLOYMENT BEFORE THE RELEASE DATE...................    13
9.    RECONSTRUCTION OR TAKEOVER AND OTHER EVENTS BEFORE THE RELEASE
      DATE................................................................    14
10.   TERMINATION OF EMPLOYMENT, RECONSTRUCTION AND TAKEOVER, AND OTHER
      EVENTS..............................................................    14
11.   VARIATION OF SHARE CAPITAL..........................................    14
12.   RIGHTS OF EXERCISE AND LAPSE OF OPTION AWARDS.......................    15
13.   TAKEOVER, RECONSTRUCTION AND WINDING-UP.............................    17
14.   EXERCISE OF OPTION AWARDS...........................................    21
15.   ISSUE OR TRANSFER OF SHARES.........................................    22
16.   ADJUSTMENTS TO OPTION AWARDS........................................    22
17.   ADMINISTRATION OF THE PLAN..........................................    23
18.   ALTERATIONS.........................................................    24
19.   LEGAL ENTITLEMENT...................................................    26
20.   GENERAL.............................................................    27


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                                  RULES OF THE

                                 PROTHERICS PLC
                            2005 DEFERRED BONUS PLAN

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below.

"ANNUAL REMUNERATION"            The higher of:

                                 (A)  the annual rate of the Participant's
                                      remuneration (exclusive of bonuses and
                                      commissions in the form of cash, Shares or other assets and of benefits-in-kind, from all Participating Companies at the Date of Grant); and

                                 (B) the remuneration (exclusive of bonuses and commissions in the form of cash, Shares or other assets and of benefits-in-kind) paid or payable to the Participant by all Participating Companies in, or in respect of, the 12 months immediately preceding the Date of Grant

"BOARD" The board of directors for the time being of the Company or a duly authorised committee thereof.

"COMMITTEE"                      Either:

                                 (A)  in relation to the grant of a Deferred
                                      Award to executive directors of the
                                      Company, the remuneration committee; or

                                 (B)  in relation to the grant of a Deferred
                                      Award to other directors and employees,
                                      such other duly authorised committee of
                                      the Board as may be appointed from time to time.


                                                                               3

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
"COMPANY"                        Protherics PLC registered in England and Wales
                                 under No. 02459087.

"CONTROL"                        The meaning given by Section 840 of the Taxes
                                 Act.

"DAILY OFFICIAL LIST"            The register of listed securities and the
                                 prices of transactions published by the London
                                 Stock Exchange.

"DATE OF GRANT"                  The date on which an Option Award is granted.

"DEALING DAY"                    Any day on which the London Stock Exchange is
                                 open for the transaction of business.

"DEFERRED AWARD"                 An award of cash or Option Awards made to an
                                 Eligible Employee in a form specified in Rule 3
                                 under the Plan

"ELIGIBLE EMPLOYEE"              Any person who at the Date of Grant is:

                                 (A)  an employee of a Participating Company,
                                      who is not a director, or

                                 (B)  an executive director of a Participating
                                      Company who devotes substantially the
                                      whole of his working time to the business of a Participating Company; and

                                 (C) more than six months from his anticipated date of Retirement.

"EMPLOYEES' SHARE SCHEME"        The meaning given by Section 743 of the
                                 Companies Act 1985.

"EXECUTIVE SHARE OPTION PLAN"    A share option plan in which participation is
                                 discretionary (for the avoidance of doubt,
                                 excluding any Sharesave Plan).

"GRANT PERIOD"                   The period of 42 days commencing on the day
                                 after any of the following days:


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
                                 (A)  the day on which the Plan is adopted by
                                      the Company;

                                 (B)  the day on which the Company makes an
                                      announcement of its results for the last preceding financial year, half-year or other period;

                                 (C) any day on which the Grantor resolves that exceptional circumstances exist which justify the grant of Options;

                                 (D)  any day on which any change to the
                                      legislation affecting Executive Share
                                      Option Plans is proposed or made;

                                 (E)  the date of commencement of an Eligible
                                      Employee's employment with a Participating
                                      Company provided that the Eligible
                                      Employee is not already employed by a
                                      Participating company, but only in respect of that Eligible Employee;

                                 PROVIDED THAT if by reason of primary or secondary legislation, regulation or government directive or by reason of any agreement to which the Company is or may be a party, the Grantor is restricted from granting Deferred
                                 Awards under the Plan during the period
                                 specified above the relevant Grant Period shall be 42 days commencing on the day after the restriction is lifted.

"GRANTOR"                        The Committee (acting on behalf of the Company)
                                 or the Board or the Trustees acting on the
                                 recommendation of, or with the consent of, the
                                 Committee, as the case may be.

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
"GROUP MEMBER"                   A Participating Company or a body corporate
                                 which is (within the meaning of Section 736 of
                                 the Companies Act 1985) the Company's holding
                                 company or a Subsidiary of the Company's
                                 holding company.

"ITEPA"                          The Income Tax (Earnings and Pensions) Act
                                 2003.

"LONDON STOCK EXCHANGE"          London Stock Exchange PLC or any successor body
                                 carrying on the business of London Stock
                                 Exchange PLC.

"MARKET VALUE"                   In relation to a Share on any day:

                                 (A) if and so long as the Shares are listed on the London Stock Exchange, their closing middle market quotation (as derived from the Daily Official List) for the immediately preceding Dealing Day, or if the Grantor determines, the average of the closing middle market quotations over the three immediately preceding Dealing Days, or

                                 (B) in any other case, their market value as determined by the Committee.

"MODEL CODE"                     Means the UK Listing Authority Model Code for
                                 transactions in securities by directors,
                                 certain employees and persons connected with
                                 them.

"OPTION AWARD"                   A right to acquire Shares under the Plan
                                 pursuant to a Deferred Award which is either
                                 subsisting or is proposed to be granted.

"OPTION PRICE"                   The price per Share, as determined by the
                                 Grantor at the Date of Grant, at which a
                                 Participant may acquire Shares upon the
                                 exercise of an Option Award granted to him
                                 being not less than their nominal value if the

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
                                 Shares are to be subscribed; but subject to any adjustment pursuant to Rule 16.

"PARTICIPANT"                    Any Eligible Employee to whom an Option has
                                 been granted, or (where the context so admits)
                                 the personal representative of any such person.

"PARTICIPATING COMPANY"          (A)  The Company; and

                                 (B)  any other company which is under the
                                      Control of the Company, and is a
                                      Subsidiary of the Company except one which the Grantor has designated shall not be a Participating Company.

"PERFORMANCE TARGET"             Means any target or targets specified for a
                                 financial year in relation to a Deferred Award.

"PLAN" The Protherics PLC 2005 Deferred Bonus Plan in its present form or as from time to time amended in accordance with the provisions hereof.

"RECOGNISED INVESTMENT           The meaning given by the Financial Services and
EXCHANGE"                        Markets Act 2000.

"RECONSTRUCTION OR TAKEOVER"     Means any takeover, merger or internal
                                 reconstruction, however effected, including a
                                 reverse takeover, partial offer, reorganisation
                                 or scheme of arrangement sanctioned by the
                                 court.

"RELEASE DATE"                   Means the date on which the Grantor determines
                                 the extent to which Deferred Awards vest under
                                 Rule 2.5.

"RETIREMENT"                     Retirement on or after the date specified in
                                 the Participant's contract of employment.

"RULES" The rules of the Plan as amended from time to time.

"SHARE" A fully paid ordinary share in the capital of the Company.

"SHARESAVE PLAN"                 A savings related share option plan approved
                                 under Schedule 3 to ITEPA.

"SUBSIDIARY"                     The meaning given by Section 736 of the
                                 Companies Act 1985.

"TAX LIABILITY"                  A liability to account for any tax, national
                                 insurance, social security or other levy in
                                 respect of a Deferred Award by the Company or
                                 any Participating Company ("the Relevant
                                 Company"), whether by reason of grant, exercise
                                 or otherwise, including for the avoidance of
                                 doubt:

                                      (A) any liability to pay secondary Class
                                      1 National Insurance Contributions for
                                      which an agreement or election has been
                                      entered into under paragraph 3A or 3B of
                                      Schedule 1 to the Social Security
                                      Contributions and Benefits Act 1992
                                      ("National Insurance Election"); and

                                      (B) any liability arising after
                                      termination of a Participant's employment for whatever reason and which may arise or be incurred in any jurisdiction whatever, and by the law of the same jurisdiction may or shall be recovered from the person entitled to the Deferred Award, but subject to (A) above, not including any secondary Class 1 National Insurance
                                 Contributions.

"TAXES ACT"                      The Income and Corporation Taxes Act 1988.

"TREASURY SHARES"                Any shares bought and held by the Company in
                                 accordance with Section 162A(3) of the
                                 Companies Act 1985 (as amended).

"TRUSTEES"                       The trustee or trustees for the time being of
                                 any

                                 employee benefit trust established for the benefit of all or substantially all of the Eligible Employees.

"VESTING DATE"                   Means the date on which an Option Award becomes
                                 exercisable.

1.2 Words and expressions not otherwise defined herein have the same meaning they have in the Taxes Act or ITEPA (as the case may be).

1.3 Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4 Reference in the Rules of the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these Rules on the same basis as if they were an Act of Parliament.

1.5 The headings in the Rules of the Plan are for the sake of convenience only and should be ignored when construing the Rules.

2.   OPERATION OF THE PLAN

2.1 The Grantor may decide at any time and at its discretion when the Plan shall be operated.

2.2 In relation to any operation of the Plan, the Grantor may select any employees or executive directors of any Participating Company to be Participants in the Plan.

2.3 The Grantor will make a Deferred Award on the basis that it will not vest until a Performance Target has been satisfied.

2.4 Deferred Awards may on determination take the form of cash or Option Awards, or a combination of cash and Option Awards, as the Grantor may determine. A Deferred Award, comprising cash or Option Awards or both, will not exceed 50% of Annual Remuneration.

2.5 As soon as practicable after the end of the financial year, the Performance Target together with any other conditions (if any) attaching to Deferred Awards shall be evaluated and the amount of each Participant's Deferred Award shall be calculated. The date on which the Grantor makes these determinations is the Release Date. Deferred Awards payable in cash shall be paid as soon as practicable after the Release Date by the Company or, where relevant, the Participating Company employing the Participant. The Grantor may also on or following the Release Date, but during a Grant Period, grant an Option Award in respect of the vested Deferred Award. The Grantor will notify each Participant of the Date of Grant, the Vesting Date, the Option Price (if relevant) and the number of Shares subject to the Option Award (calculated in accordance with Rule 5.2). The Grantor will execute a deed on the grant of an Option Award.

2.6 The Grantor may consult with any Participant before determining the type of Deferred Award to be made, but shall not be bound by any views expressed by the Participant.

2.7 The Grantor may not resolve to make a Deferred Award more than ten years after the Plan has been adopted by the Board.

3.   MAKING OF DEFERRED AWARDS

3.1 Deferred Awards are subject to the rules of the Plan. Participants shall be notified in writing that they have been selected for participation in the Plan. The notice shall include:

     (i) details of the Performance Target and any other conditions attaching to the Deferred Award;

     (ii) the maximum percentage of Annual Remuneration that may be awarded;

     (iii) the nature of the Deferred Award; and

     (iv) if appropriate, the Option Price

3.2 No payment by the Participant shall be required on receiving notice of a Deferred Award.

3.3 Subject to the rights of the Participant's personal representatives pursuant to Rule 12.2, every Deferred Award shall be personal to the Participant to whom it is made and shall not be transferable or in any way without the prior written agreement of the Grantor and such transfer shall be subject to such conditions as the Grantor may prescribe at that time.

4.   CONDITIONS

4.1 When making a Deferred Award, the Grantor will make vesting subject to a Performance Target being met. A Performance Target must be objective and specified in the notice given to Participants under Rule 3.1. The Grantor may waive or change a Performance Target in accordance with its terms if anything happens which causes the Grantor reasonably to consider it appropriate.

4.2 In addition to the Performance Target, the Grantor may impose such additional condition or conditions on the vesting of a Deferred Award or exercise of an Option Award as it may determine. Any condition relating to a Deferred Award must be objective, be specified in the notice given to Participants under Rule 3.1 and may provide that a Deferred Award will not vest if it is not satisfied. Any condition relating to an Option Award must also be objective, be specified in the certificate or statement given to Participants under Rule 5.1 and may provide that an Option Award will not be exercisable if it is not satisfied. The Grantor may waive or change a condition in accordance with its terms or in any way they see fit.

4.3 Without prejudice to the generality of Rule 4.2, the Grantor may make the exercise of an Option Award conditional upon an Eligible Employee agreeing to enter into a National Insurance Election (or its overseas equivalent to the extent this is lawful).

5.   OPTION AWARDS

5.1 As soon as practicable following the Release Date and the grant of Option Awards (in accordance with Rule 2.5) each Participant will receive a certificate setting out the terms of the Option Award. The certificate will either be the deed referred to in Rule 2.5 or a statement. The Grantor will set the form of the certificate, but the certificate must be consistent with these Rules.

5.2 The number of Shares subject to an Option Award will be calculated by reference to the Market Value of a Share on the Date of Grant, or such other date which the Grantor may decide but excluding a date which falls during a prohibited period under the Model Code.

5.3 If any option certificate is lost or damaged the Grantor may replace it on such conditions as it may wish to set.

5.4  Participants are not required to pay for the grant of any Option Award.

5.5 A Participant may surrender his Option Award in whole or in part within the period of 30 days immediately following the Date of Grant and if an Option Award, or any part of an Option Award, is so surrendered, it shall be deemed for all purposes not to have been granted.

6.   LIMIT ON SHARE ISSUE

6.1 The number of Shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of Shares which have been allocated during that and the previous nine years under the Plan and under any other Employees' Share Scheme (including a Sharesave plan) adopted by the Company or any other company when it is under the Company's Control, exceed such number as represents ten per cent of the ordinary share capital of the Company in issue immediately prior to that day.

6.2  In determining the above limit:

     6.2.1 any Shares allocated to the Trustees under the Plan and any other Employees' Share Scheme adopted by the Company shall be included;

     6.2.2 no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised, including pursuant to Rule 5.5 above; and

     6.2.3 no account shall be taken of any Shares where the right to acquire such Shares has been or is to be satisfied other than by the issue or allotment of any part of the share capital of the Company.

6.3 For the avoidance of doubt, references in this Rule 6 to the "allocation" of Shares shall mean, in the case of any share option plan, the placing of unissued Shares or Treasury

     Shares under option, and, in relation to other types of Employees' Share Scheme, shall mean the issue and allotment of Shares or Treasury Shares.

7.   TERMINATION OF EMPLOYMENT

7.1 For the purpose of this Plan, no person shall be treated as ceasing to hold an office or employment with a Group Member by virtue of which that person is eligible to participate in the Plan until that person ceases to hold any office or employment with any Group Member.

8.   TERMINATION OF EMPLOYMENT BEFORE THE RELEASE DATE

8.1 This Rule 8 applies if a Participant ceases to hold office or employment with a Group Member before determination of the Performance Target at the end of the financial year to which the Deferred Award relates.

8.2 If a Participant ceases to hold office or employment with a Group Member as a result of exceptional circumstances (as determined within three months of the cessation, at the sole discretion of the Grantor, acting fairly and reasonably), he (or his personal representatives) may at the discretion of the Grantor receive the cash comprised in his Deferred Award or be entitled within 6 months of cessation to exercise an Option Award in respect of such number of Shares as the Grantor may determine (but such number of Shares when added to any cash paid or to be paid is not to exceed in value 50% of the Participant's Annual Remuneration).

8.3 For the purposes of this Rule 8, in determining the amount of cash to be paid or the number of Shares exercisable under an Option Award the Grantor will have regard to the extent that the conditions imposed under Rule 4 have been met and the length of the period to which the Performance Target relates during which the Participant continued to hold office or employment, unless the Grantor determines otherwise.

9.   RECONSTRUCTION OR TAKEOVER AND OTHER EVENTS BEFORE THE RELEASE DATE

9.1 In the event of a Reconstruction or Takeover before the Release Date, the Grantor may determine the extent to which a Deferred Award will vest, having regard to the length of time that it has been held and the extent to which the Performance Target has been satisfied.

9.2 The Grantor has discretion to take such action as it may think appropriate if other events happen which may have an effect on Deferred Awards.

10.  TERMINATION OF EMPLOYMENT, RECONSTRUCTION AND TAKEOVER, AND OTHER EVENTS

10.1 This Rule 10 applies if following determination of the Performance Target but before the Date of Grant in respect of an Option Award arising from a vested Deferred Award:

          (i) a Participant ceases to hold office or employment with a Group Member for any reason;

          (ii) there is a Reconstruction and Takeover; or

          (iii) other events happen which may have an effect on vested Deferred Awards.

10.2 If an event specified in Rule 10.1 occurs, the Grantor has discretion to take such action as it may think appropriate in relation to vested Deferred Awards and related Option Awards which have not yet been granted.

11.  VARIATION OF SHARE CAPITAL

11.1 The Grantor may vary the terms of a Deferred Award or Option Award to take account of any variation of the share capital of the Company, or any special dividend or other transaction which might adversely affect the value of the Shares, to ensure that the Participant is not disadvantaged.

12.  RIGHTS OF EXERCISE AND LAPSE OF OPTION AWARDS

12.1 An Option Award:

     12.1.1 save as provided in Rules 12.2, 12.3 and 13 below, can only be exercised:

          12.1.1.1 on or after the Vesting Date;

          12.1.1.2 if not prohibited by any statute, regulations or any code adopted by the Company based on the Model Code; and

          12.1.1.3 if not prevented under Rule 13 (Takeover, Reconstruction and Winding-Up);

     12.1.2 save as provided in Rules 12.2, 12.3 and 13 below, may only be exercised by a Participant while he is a director or employee of a Group Member,

     12.1.3 may only be exercised if the conditions upon exercise (as waived, varied or amended) imposed pursuant to Rule 4 have been fulfilled to the satisfaction of the Grantor unless the Grantor, in its absolute discretion, determines otherwise.

12.2 An Option Award may be exercised in the period of one year following the death of a Participant subject to Rule 12.1.3 unless the Grantor determines otherwise.

12.3 If a Participant ceases to hold office or employment with a Group Member as a result of exceptional circumstances (as determined within three months of the cessation, at the discretion of the Grantor, acting fairly and reasonably), an Option Award may be exercised subject to Rule 12.1.3 as the Grantor may direct from the date of cessation until six months thereafter.

12.4 An Option Award shall lapse upon the occurrence of the earliest of the following events:

     12.4.1 the tenth anniversary of the Date of Grant

     12.4.2 the expiry of either of the periods specified in Rules 12.2 and 12.3 (save that if at the time any of the applicable periods under Rules
          12.3 expire, time is
          running under the period in Rule 12.2, the Option Award shall not lapse by reason of this Rule 12.4.2 until the expiry of the period specified in Rule 12.2);

     12.4.3 the expiry of any of the periods specified in Rules 13.1, 13.3, 13.4 and 13.5 save where an Option Award is released in consideration of the grant of a New Award (during one of the periods specified in Rules 13.1, 13.3 or 13.4) pursuant to Rule 13.6;

     12.4.4 the Participant ceasing to hold an office or employment or giving or being given notice to terminate employment with a Group Member in any circumstances other than:

          12.4.4.1 where the cessation of office or employment arises on any of the grounds specified in Rules 12.2, or 12.3 provided that an Option Award shall not be regarded as having lapsed pursuant to this Rule 12.4.4.1 if the Grantor determines within three months of the Participant ceasing to hold his office or employment that the Participant ceased to hold the office or employment in accordance with Rule 12.3; or

          12.4.4.2 where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 13 save where an Option Award is released in consideration of the grant of a New Award (during one of the periods specified in Rules 13.1, 13.3 or 13.4) pursuant to Rule 13.6;

     12.4.5 subject to Rule 13.5 the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

     12.4.6 the Participant being deprived of the legal or beneficial ownership of the Option Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

     12.4.7 the Participant purporting to transfer or dispose of the Option Award or any rights in respect of it other than as permitted under Rule 3.3.

12.5 No Option Award may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would not be in accordance with the "Model Code on Directors' Dealings in Securities" issued by the UK Listing Authority as amended from time to time.

12.6 For the purpose of this Plan, no person shall be treated as ceasing to hold an office or employment with a Group Member by virtue of which that person is eligible to participate in the Plan until that person ceases to hold any office or employment with any Group Member.

12.7 If there is any conflict between any of the provisions of this Rule 12 the provision which results in the shortest exercise period of the Option will prevail. However, the Grantor may permit an Option holder to exercise his Options within any applicable longer period set out in rules 12.2 and 12.3.

13.  TAKEOVER, RECONSTRUCTION AND WINDING-UP

13.1 Subject to Rules 13.3, 13.4 and 13.6 below, if any person obtains Control of the Company as a result of making, either:

     13.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company (which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

     13.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares,

     (in either case disregarding any shares already owned by it or by any company associated with it), an Option Award may, subject to Rule 13.10, be exercised within six months (or such earlier date as the Grantor may determine) of the earliest of:

     (a) the date, being prior to the date on which the person making the offer under Rule 13.1.lor 13.1.2 obtains Control of the Company, on which the Board resolves that, in its reasonable opinion, to do otherwise would result in a loss of a corporation tax deduction pursuant to
          Schedule 23 of the Finance Act 2003; or

     (b) the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

     In each case, the Grantor shall notify Participants in writing as soon as possible and in any event with sufficient time to exercise their Option Awards. Such exercise of Option Awards shall be done in accordance with any procedure set down by the Grantor.

13.2 For the purpose of Rule 13.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it.

13.3 If any person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 subject to Rule 13.6 and 13.10 an Option Award may be exercised within a period of four weeks beginning with the date on which that person becomes so bound or entitled.

13.4 Subject to Rule 13.6, if under Section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation with any other company or companies, the following apply:

     13.4.1 the Company shall give notice thereof to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement;

     13.4.2 the Participant may then, subject to Rule 13.10 exercise the Option Award subject to the terms of this Rule 13.4 before the earlier of the expiry of six months from the date of such notice and the date on which the Court sanctions the compromise or arrangement;

     13.4.3 the exercise of an Option Award under this Rule 13.4 shall be conditional on:

          13.4.3.1 such compromise or arrangement being sanctioned by the Court and;

          13.4.3.2 the Participant agreeing to transfer or otherwise deal with any Shares issued to him in order that he is placed in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement;

     13.4.4 the Option Award shall then lapse conditionally on such compromise or arrangement sanctioned by the Court becoming effective.

13.5 If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall give notice thereof to all Participants. Subject to Rule 13.6, and subject to Rule 13.10 an Option Award may then be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned sine die provided that any such exercise of an Option Award pursuant to this Rule 13.5 shall be conditional upon the said resolution being duly passed. If such resolution is duly passed all Option Awards shall, to the extent that they have not been exercised, lapse immediately.

13.6 If an Option Award becomes exercisable pursuant to any of Rules 13.1, 13.3 or 13.4 above (where this occurs as a result of a company obtaining Control in the case of Rules 13.1 and 13.4 or as a result of a company becoming bound or entitled in accordance with Rule 13.3), any Participant may, by agreement with the relevant company, release any Option Award which has not lapsed ("the Old Award") in consideration of the grant to him of a new award ("the New Award") which is equivalent to the Old Award but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company).

13.7 For the purposes of Rule 13.6 the provisions of the Plan shall be construed as if:

     13.7.1 the New Award was an award granted under the Plan at the same time as the Old Award;

     13.7.2 except for the purpose of the definition of "Participating Company" in Rule 1 and the reference to "the Company" in Rule 18.2, the reference to Protherics PLC in the definition of "the Company" in Rule 1 were a reference to the different company mentioned in Rule 13.6;

     13.7.3 subject to Rule 13.7.4 any conditions specified pursuant to Rules
          4.2 and 4.3 shall not apply, and

     13.7.4 where Rule 13.8 applies, any conditions specified pursuant to Rules
          4.2 and 4.3 shall apply in their original form unless the Grantor determines in accordance with Rule 4.1 that it would be appropriate for such conditions to be varied or waived in full or in part.

13.8 Rules 13.1, 13.3 and 13.4 above shall not apply where:

     13.8.1 the events form part of a scheme or arrangement whereby Control of the Company is obtained by another company ("the Acquiring Company");

     13.8.2 immediately after the Acquiring Company obtains Control, the issued equity share capital of the Acquiring Company is owned substantially by the same persons who were equity shareholders of the Company immediately prior to the Acquiring Company obtaining Control; and

     13.8.3 the Acquiring Company has agreed to grant new awards in accordance with Rule 13.6 in consideration for the release of any Option Awards which have not lapsed.

13.9 If the Company has been or will be affected by any demerger, dividend in specie, super dividend or other transaction which will adversely affect the current or future value of any Option Awards, the Grantor may, acting fairly, reasonably and objectively, allow all such Option Awards (but not some only) to be exercised conditionally on such event happening. The Grantor will specify the period of exercise of such Option Awards. The Grantor will notify any Participant who is affected by this Rule.

13.10 Where Rules 13.1, 13.3, 13.4 or 13.5 apply in deciding whether and to what extent Options Awards will vest, the Grantor shall have regard as appropriate to the extent to which time has elapsed since the Date of Grant and any conditions specified pursuant to Rule 4 have been met.

13.11 Where Rules 13.1, 13.3, 13.4 or 13.5 apply, Option Awards shall lapse to the extent not already exercised following the expiry of any specified period.

14.  EXERCISE OF OPTION AWARDS

14.1 An Option Award may be exercised by the delivery to the Company Secretary (as agent for the Grantor), or his duly appointed agent, of an award certificate covering at least all the Shares over which the Option Award is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with a remittance for, or authorisation for the payment of, the total Option Price (if applicable) payable to the Company (as agent for the Trustees where the Trustees have agreed to satisfy the Option) in respect of the Shares over which an Option Award is to be exercised, unless the Grantor determines that a difference exercise procedure should apply.

14.2 If any conditions must be fulfilled before an Option Award may be exercised, the delivery of the certificate shall not be treated as effecting the exercise of the Option Award unless and until the Grantor is satisfied that the conditions have been fulfilled.

14.3 The effective date of exercise shall be the later of the date of delivery of the notice of exercise and the date that the Grantor states that the conditions imposed by Rule 4 have been fulfilled, if applicable. For the purposes of this Plan a notice of exercise shall be deemed to be delivered when it is received by the Company.

14.4 In the event that any Tax Liability becomes due on the exercise of an Option Award, the Participant will be deemed to have given irrevocable instructions to the Company's brokers (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on the exercise of the Option Award to realise an amount equal to the Tax Liability and the payment of the Tax Liability to the Relevant Company, unless:

     14.4.1 the Relevant Company is able to deduct an amount equal to the whole of the Tax Liability from the Participant's net pay for the relevant pay period; or

     14.4.2 the Participant has paid to the Relevant Company an amount equal to the Tax Liability; or

     14.4.3 the Grantor determines otherwise.

15.  ISSUE OR TRANSFER OF SHARES

15.1 Subject to Rule 15.3 Shares to be issued pursuant to the exercise of Option Awards shall be allotted to the Participant (or his nominee) within 30 days following the date of effective exercise of the Option Award.

15.2 Subject to Rule 15.3, the Grantor shall procure the transfer of any Shares or Treasury Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option Award within 30 days following the date of effective exercise of the Option Award.

15.3 The allotment or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 20.3 below.

15.4 Shares issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the date of exercise.

15.5 If Shares or Treasury Shares are transferred pursuant to the Plan the Participant shall not be entitled to any rights or dividends attaching to such shares by reference to a record date preceding the date of exercise.

15.6 If and so long as the Shares are listed on the London Stock Exchange, the Company shall apply for listing of any Shares issued pursuant to the Plan as soon as practicable after the allotment thereof.

15.7 The Grantor may at any time determine not to procure the transfer or issue of Shares or Treasury Shares to a Participant who exercises his Option Award, but instead to pay to him (subject to the withholding provisions in Rule 14.4) a cash amount. This cash amount must be equal to the amount by which the Market Value of the Shares on the day of exercise, in respect of which the Option is exercised, exceeds the Option Price.

16.  ADJUSTMENTS TO OPTION AWARDS

16.1 The number of Shares over which an Option Award is granted, the conditions of exercise and, if relevant, the Option Price thereof (and where an Option Award has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired) shall be adjusted in such manner as the Grantor shall determine following any capitalisation issue, demerger, any offer or invitation made by way of rights, subdivision, consolidation, reduction, other variation in the share capital of the Company or any other exceptional event which in the reasonable opinion of the Grantor justifies such an adjustment, to the intent that (as nearly as may be without involving fractions of a Share) the aggregate Option Price payable in respect of an Option shall remain unchanged.

16.2 Apart from pursuant to this Rule 16.2 no adjustment under Rule 16.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option Award subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Option Awards over both issued and unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Option Awards over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option Award is exercisable exceeds the adjusted Option Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option Award in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

16.3 The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 16 and to call in, cancel, endorse, issue or reissue any certificate consequent upon such adjustment.

17.  ADMINISTRATION OF THE PLAN

17.1 Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by electronic means or post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

17.2 The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

17.3 In the case of partial exercise of an Option Award, the Grantor may in consequence call in, endorse, cancel and reissue, as it considers appropriate, any certificate for the balance of the Shares over which the Option Award was granted.

17.4 If any certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

17.5 The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Option Awards under which Shares may be subscribed or the Grantor shall procure that sufficient are available for transfer to satisfy all Option Awards under which Shares may be acquired.

17.6 The Plan shall be administered by the Board. The Board shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan, to amend the Plan to correct any errors or mistakes of procedure, and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties.

17.7 The costs of introducing and administering the Plan shall be borne by the Participating Companies.

18.  ALTERATIONS

18.1 Subject to Rules 18.2 and 18.4, the Grantor may at any time alter or add to all or any of the provisions of the Plan in any respect.

18.2 Subject to Rule 18.3, no alteration or addition to the material advantage of Participants or employees shall be made under Rule 18.1 to:

     18.2.1 the definition of "Eligible Employee";

     18.2.2 the limits in Rules 2 and 6;

     18.2.3 any rights attaching to the Options and the Shares;

     18.2.4 the rights of Participants under Rules 8, 9, 10, 11, 12 and 13; and

     18.2.5 the terms of this Rule 18.2,

     without the prior approval by ordinary resolution of the members of the Company in general meeting.

18.3 Rule 18.2 shall not apply to any minor alteration or addition which is to benefit the administration of the Plan, or to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, or any Subsidiary of the Company or any Participant.

18.4 No alteration or addition shall be made under Rule 18.1 which would materially abrogate or adversely affect the subsisting rights of a Participant unless it is made:

     18.4.1 with the consent in writing of such number of Participants as hold Deferred Awards under the Plan to acquire 75 per cent of the Shares which would be issued or transferred if all Option Awards granted and subsisting under the Plan were exercised; or

     18.4.2 by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants who attend and vote either in person or by proxy,

     and for the purpose of this Rule 18.4 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply mutatis mutandis.

18.5 Notwithstanding any other provision of the Plan other than Rule 18.1 the Grantor may at any time in respect of Deferred Awards granted to Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan and the terms of Deferred Awards (whether by way of the establishment of further Plans to apply in overseas territories or otherwise) as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws, provided that:

     18.5.1 the terms of Deferred Awards granted to such Eligible Employees are not overall more favourable than the terms of Deferred Awards granted to other Eligible Employees; and

     18.5.2 any Shares made available in respect of such Deferred Awards shall be treated as counting against the limits contained in Rules 6.

18.6 As soon as reasonably practicable after making any alteration or addition under Rule 18.1, the Board shall give written notice thereof to any Participant materially affected thereby.

18.7 No alteration shall be made to the Plan if following the alteration the Plan would cease to be an Employees' Share Scheme.

18.8 No alteration to the Plan under this Rule 18 shall require the consent of any person unless expressly provided in the Rules.

19.  LEGAL ENTITLEMENT

19.1 Nothing in the Plan or in any instrument executed pursuant to it will confer on any person any right to continue in employment nor will it affect the right of any Group Member to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Grantor or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:

     19.1.1 the lapsing of any Option Award pursuant to the Plan;

     19.1.2 the failure or refusal to exercise any discretion under the Plan; and/or

     19.1.3 a Participant ceasing to be a person who has a service relationship for any reason whatever.

19.2 Deferred Awards shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

19.3 Nothing in the Plan shall be deemed to give any employee of any Participating Company any right to participate in the Plan.

19.4 Any person who ceases to have the status or relationship of an employee with any Group Member as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss of alteration of any rights, benefits or expectations in relation to any Deferred Award, the Plan or any instrument executed pursuant to it.

19.5 The benefit of this Rule 19 is given to the Company for itself and as trustee and agent of each Group Member.

20.  GENERAL

20.1 The Plan shall terminate upon the tenth anniversary of its approval by the Company or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Participants.

20.2 By participating in the Plan, a Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan, including, but not limited to administering and maintaining Participant records, providing information to the Trustees, registrars, brokers, savings carrier or other third party administrators of the Plan, providing information to future purchasers of the Company or the business in which the Participant works and transferring information about the Participant to a country or territory outside the European Economic Area.

20.3 All allotments, issues and transfers of Shares will be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of the London Stock Exchange and any other Recognised Investment Exchange on which the Shares are traded.

20.4 The Company and any Subsidiary of the Company may provide money to the Trustees or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary's employees.

20.5 These Rules shall be governed by and construed in accordance with the laws of England and Wales.

                                 PROTHERICS PLC
                      2005 DEFERRED BONUS PLAN (THE "PLAN")

                            NOTICE OF DEFERRED AWARD

I am pleased to confirm, that you have been selected to participate in this year's operation of the Plan. This means that, subject to the performance of the Company during the financial year ending on [date] you will receive a Deferred Award, comprising cash and options. The terms of the Deferred Award are subject to the rules of the Plan, a copy of which is available from [contact]. In the event of any conflict between the terms of this letter and the rules of the Plan, the rules of the Plan will prevail.

DEFERRED AWARD

Subject to the full satisfaction of the Performance Target relating to the financial year ending [date] and other conditions outlined below, you will receive:

     (i)  a cash payment amounting to up to [25%] of your annual remuneration;
          and

     (ii) a grant of options over shares in the Company ("Option Awards").

CASH

If the Performance target is met, you will receive a cash payment as soon as practicable after the [Remuneration Committee] meets around [month] next year. The amount you receive will be calculated by reference to your annual remuneration as at [year end].

OPTION AWARD

In addition to the cash payment, you will be granted an Option Award. The number of shares under option will be calculated by reference to a percentage (up to [25]%) of your annual remuneration as at [year end] divided by the market value of the shares at or around the time the grant is made to you. The Option Award will not be granted to you before the [Remuneration Committee] has met and determined the extent, if any, that the Performance Target has been satisfied.

The Option Award will not be immediately exercisable. Rather, it will not be exercisable until about [2] years after grant. Further details of the Option Award will be given to you after it has been granted.

PERFORMANCE TARGET

[Insert details of Performance Target].

CONDITIONS

It will be a condition of the exercise of an Option Award that you satisfy any liability for PAYE and employees' class 1 national insurance contributions that may arise in connection with the grant of the Option Award or its exercise, assignment or release. You agree to enter into any arrangements required by the Company in relation to such liability.

Participation in, and the operation of, the Plan will not form part of or affect your contract of employment or your employment relationship, nor will they give you the right to continued employment. Participation in one operation of the Plan does not indicate that you will participate, or be considered for participation, in any later operations. Specific provisions are included in the rules of the Plan relating to the exclusions of rights and waiver of claims for the operation of the Plan. You are not entitled to any compensation or other benefit in respect of the Plan. You should therefore read the rules of the Plan before you decide whether to participate.

If you have any questions in relation to the Plan and the operation of Deferred Awards then please contact [name] for further information.

In the meantime, I should like to thank you for the continued support you have given to the Company.


------------------------------------
[Authorised signatory]

                                 PROTHERICS PLC

               (Registered in England and Wales: Number 02459087)

Certificate No: [___]

                                  PROTHERICS PLC
                            2005 DEFERRED BONUS PLAN

                            OPTION AWARD CERTIFICATE

THIS IS TO CERTIFY
That

NAME
Of
Address

is the holder of an Option Award over:

- [____] [Ordinary Shares] of [____] each in the capital of the Company at an exercise price of L[____] per share in accordance with the Rules of the Protherics PLC 2005 Deferred Bonus Plan

The Date of Grant of this Option Award is [date].

The Vesting Date of this Option Award is [date].

This Option Award is not transferable to any person and shall lapse if any attempt is made to transfer, assign or charge it.

The Option Award shall in any event lapse on [tenth anniversary or any earlier date] to the extent that it has not been exercised.

Exercise of this Option Award is subject to the conditions imposed by the Board as attached to this Certificate.

This Option Award is an Unapproved Option for UK tax purposes.

If you do not wish to accept this Option Award you may surrender it in writing to the Company Secretary within 30 days of the Date of Grant.

EXECUTED as a DEED by Protherics PLC acting by


------------------------------------   -----------------------------------------
              Director                            Director/Secretary]

THIS IS AN IMPORTANT DOCUMENT: PLEASE KEEP IT IN A SAFE PLACE.

                                 PROTHERICS PLC
                            2005 DEFERRED BONUS PLAN

                        NOTICE OF EXERCISE - OPTION AWARD

TO: The Company Secretary
    Protherics PLC
    The Heath Business and Technical Park
    Runcorn
    WA7 4QF

I HEREBY exercise the Option Award evidenced by the Certificate attached in respect of _________ Ordinary Shares of [____] each in the capital of the Company

1. I enclose a cheque for L[____] being the aggregate Option Price in respect of those shares. OR

     I enclose completed Instructions to the Company's brokers in respect of the exercise of the Option and the sale of Shares to meet the aggregate Option Price in respect of those shares. (Delete as appropriate)(1)

2. I enclose a cheque payable to [the Company] for L____ in respect of the estimated Tax Liability arising in connection with the exercise of my Option. If my Tax Liability is greater than the amount I have paid I authorise you to deduct any outstanding Tax Liability in relation to the Option from my salary. OR

     I authorise the Company or its duly appointed agent to sell such number of the Shares registered in my name as will enable it (after payment of all necessary selling expenses and commissions) to recover and retain for itself from the sale proceeds an amount equal to such Tax Liability and then account to me for any cash balance remaining and generally to sign any stock transfer form or other document or documents which may be required. (Delete as appropriate)(2)

3. I understand that no Shares will be issued or transferred to me until ALL of my Tax Liability has been satisfied in full.

4. I request that you issue or transfer to me such number of [Ordinary Shares] and I agree to accept the same subject to the Memorandum and Articles of Association of the Company. I authorise you to place my name on the Register of Members in respect of the shares so issued or transferred to me.

5. Please send the share certificate for the said shares, when ready, to me by post at my risk to the address below.


SIGNED:                                 DATE:
        -----------------------------         -----------------------
NAME IN FULL
             ------------------------

----------
(1) You can choose whether you wish to provide your own funds to pay the Option Price or whether you wish to make use of the broker-assisted exercise method.

(2)  You must choose one of these methods for satisfying the Tax Liability.